Exhibit 10.1

EIGHTH AMENDMENT

TO REVOLVING/TERM LOAN CREDIT AGREEMENT

This Eighth Amendment to Revolving/Term Loan Credit Agreement (this “Amendment”) is entered into as of July 13, 2007, by and between Ashworth, Inc., a Delaware corporation (“Borrower”), each lender from time to time party to the Credit Agreement (as defined below) (collectively, the “Lenders” and individually, a “Lender”), and UNION BANK OF CALIFORNIA, N.A., as Agent and as U.K. Security Trustee (in such capacity, “Agent”).

RECITALS

Borrower, Agent and the Lenders are parties to that certain Revolving/Term Loan Credit Agreement dated as of July 6, 2004, as amended from time to time, including by that certain First Amendment to Revolving/Term Loan Credit Agreement dated as of September 3, 2004 and that certain Second Amendment to Revolving/Term Loan Credit Agreement dated as of May 27, 2005, that certain Third Amendment to Revolving/Term Loan Credit Agreement dated as of September 8, 2005, that certain Fourth Amendment to Revolving/Term Loan Credit Agreement dated as of January 26, 2006, that certain Fifth Amendment to Revolving/Term Loan Credit Agreement dated as of March 8, 2006, that certain Sixth Amendment to Revolving/Term Loan Credit Agreement dated as of March 7, 2007 and that certain Seventh Amendment to Revolving/Term Loan Credit Agreement dated as of June 14, 2007 (collectively, the “Credit Agreement”). The parties desire to amend the Credit Agreement in accordance with the terms of this Amendment. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Credit Agreement.

NOW, THEREFORE, the parties agree as follows:

1. The following definitions hereby are amended and/or added to Section 1.01 of the Credit Agreement:

”Applicable Rate” means, from time to time, the following percentages per annum, based upon the Fixed Charge Coverage Ratio or the average daily Borrowing Base Availability (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b):

Applicable Rate

			Eurodollar Rate
			+
Pricing	Fixed Charge Coverage Ratio or		_____________
Level	Borrowing Base Availability	Commitment Fee	Letters of Credit	Base Rate +
1	Greater than 1.25:1.00	0.175%	1.50%	0.00%
	Or, greater than $20,000,000
2	Less than or equal to 1:25:1.00 but	0.25%	1.75%	0.00%
	greater than 1.00:1.00
	Or, greater than $15,000,000 but
	less than or equal to $20,000,000
3	Less than or equal to 1.00:1.00 but	0.375%	2.00%	0.25%
	greater than 0.75:1.00
	Or, greater than $10,000,000 but
	less than or equal to $15,000,000
4	Less than or equal to 0.75:1.00	0.375%	2.25%	0.25%
	Or, less than or equal to $10,000,000

Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that (i) Pricing Level 4 shall apply from the date of the Eighth Amendment through the 5th Business Day following the date Borrower delivers the financial statements and Compliance Certificate for the fiscal quarter ending October 31, 2007 pursuant to Section 6.01(b) and 6.02(b); and (ii) if no Compliance Certificate is delivered when due in accordance with Section 6.02(b), then Pricing Level 4 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered until the 5th Business Day immediately following the date a Compliance Certificate is delivered.

“Borrowing Base Availability” means the Borrowing Base minus (x) the Dilution Reserve, (y) the Rent Reserve and (z) amounts outstanding under the Revolving Loan and Letters of Credit, and any other reserves established by Agent at such time and designated by Agent to be a reserve against advances under the Revolving Loan.

“Control Account” means account number 400153481 in the name of Borrower maintained at Bank.

“Dilution” means, for any period, non-cash reductions in the Accounts divided by Borrower’s gross sales for such period in accordance with GAAP.

“Dilution Reserve” means a reserve against advances under the Revolving Loan to be established by Agent if Dilution exceeds 5% on a rolling twelve month basis, which reserve shall be in an amount equal to 1% of Eligible Accounts for each 1% of Dilution in excess of 5%.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period ended on that date minus non-financed capital expenditures made by Borrower and its Subsidiaries during such period and Cash Income Taxes paid by Borrower and its Subsidiaries during such period and cash dividends or distributions paid by Borrower during such period, to (b) the sum of, without duplication (i) Interest Expense of Borrower and its Subsidiaries for such period plus (ii) the current portion of long-term debt (including the Term Loan) of Borrower and its Subsidiaries on such date plus (iii) the current portion of long-term lease obligations of Borrower and its Subsidiaries on such date.

“Rent Reserve” means a rent reserve to be instituted by Agent in the event Agent is not provided with a landlord’s waiver or warehouseman’s waiver, as applicable, for any location where Borrower maintains Collateral. The amount of the rent reserve for each such location shall be determined by Agent in its sole and absolute discretion. Such landlord’s waivers or warehouseman’s waivers shall be in form and substance acceptable to Agent in its sole and absolute discretion.

“Eighth Amendment” means the Eighth Amendment to Revolving/Term Loan Credit Agreement by and between Borrower, Lenders and Agent dated as of July 13, 2007.

“Triggering Event” means a period of five (5) consecutive Business Days during which the net difference between the Borrowing Base and Borrower’s aggregate Obligations under the Revolving Loan is less than Seven Million Five Hundred Thousand Dollars ($7,500,000); provided that any such Triggering Event shall be deemed “cured” when the net difference between the Borrowing Base and Borrower’s aggregate Obligations under the Revolving Loan exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) for thirty (30) consecutive days.

2. The Preamble paragraph of Section 2.01(c) of the Credit Agreement, entitled “Borrowing Base,” hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“Borrowing Base. Notwithstanding any other provision of this Agreement, Lenders shall not be obligated to advance funds under the Revolving Loan at any time that Borrower’s aggregate obligations to Lenders thereunder exceed the sum of (a) eighty five percent (85%) of Borrower’s Eligible Accounts, and (b) the lesser of (i) sixty-five percent (65%) of Borrower’s Eligible Inventory and (ii) eighty five percent (85%) of the appraised net recovery value of Borrower’s Inventory, as determined by an appraisal firm acceptable to Agent in its sole and absolute discretion (provided that, from and after the date of the Eighth Amendment through the date prior to which Agent notifies Borrower, the advance rate against Borrower’s Inventory shall be sixty-five percent (65%).

If at any time Borrower’s obligations to Lenders under the referenced facilities exceed the sum so permitted, Borrower shall immediately repay to Agent, for the ratable benefit of the Lenders, such excess.

Agent reserves the right, at any time and from time to time after the Closing Date, to establish and modify the criteria set forth in, or establish new criteria for, the definition of “Eligible Accounts” and “Eligible Inventory” and to establish and modify reserves, in its reasonable credit judgment.”

3. Clause (j) of the defined term “Eligible Accounts” (in Section 2.01(c)(1) of the Credit Agreement) hereby is amended and restated in its entirety to read as follows:

“(j) that is not paid by the account debtor within one hundred twenty (120) days of the invoice date or sixty (60) days of the due date.”

4. Clause (d) of the defined term “Eligible Inventory” (in Section 2.01(c)(2) of the Credit Agreement) hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“(d) (1) located on premises owned, leased or operated by such Borrower, (2) stored on premises owned or operated by a bailee, warehouseman or similar Person, in each case with respect to which such location is within the United States of America, and (A) the applicable mortgagee, landlord, bailee, warehouseman or similar Person shall have executed and delivered to Agent a mortgagee waiver, landlord waiver or bailee letter in form and substance acceptable to Agent, or (B) as to which a Rent Reserve has been instituted by Agent.”

5. Section 2.02(a) of the Credit Agreement is hereby revised to remove the following sentence from line 11 of such section:

“Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof.”

6. New Section 2.14 hereby is added to the Credit Agreement to read as follows:

“2.14 Collections and Proceeds of Collateral. Notwithstanding anything to the contrary in Section 2.12 hereof,

(a) All cash, checks, drafts or other items of payment relating to or constituting payments made in respect of any or all of the Collateral shall be deposited into the Control Account. If Borrower or any of its Subsidiaries receives any payments on account of Borrower’s/such Person’s Accounts or any other Collateral, then Borrower shall hold or cause its Subsidiaries to hold such payments in trust for Bank and shall deposit or cause its Subsidiaries to deposit all such payments into the Control Account. Upon the occurrence of (i) a Triggering Event, or (ii) an Event of Default, all amounts deposited into the Control Account shall immediately become the property of Bank as a payment with respect to the Obligations and shall be applied in accordance with clause (b) below; provided that Agent shall not be obligated to release control of amounts in the Control Account more than two (2) times in any 365-day period.

(b) Subject to the preceding sentence, Bank shall apply any amount that is deposited into the Control Account in immediately available funds against the Obligations in the manner provided for in Section 2.12 (even if the effect of such application would constitute a prepayment of such Eurodollar Rate Committed Loan prior to the end of the applicable Interest Period). For purposes of calculating interest, all collections and other proceeds of Collateral will be credited to Borrower’s loan account with Bank upon Bank’s receipt of immediately available funds.”

7. The last sentence of the unnumbered paragraph at the end of Section 2.01(c)(2) of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“Eligible Inventory does not include work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson’s samples or demonstrators, Inventory held in stock more than twelve (12) months, Inventory in transit, Inventory in the United Kingdom or Inventory which Bank otherwise deems ineligible.”

8. New Section 5.18 hereby is added to the Credit Agreement to read as follows:

“5.18 Patriot Act. Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stats Foreign Corrupt Practices Act of 1977, as amended.”

9. Sections 6.01(a) and (b) of the Credit Agreement hereby are amended and restated in their entireties, effective from and after the date of this Amendment, to read as follows:

“(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year (including, without limitation, reports relating to Callaway sales), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 30 days after the end of each month, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, and cash flows for such month and for the portion of Borrower’s fiscal year then ended (including, without limitation, reports relating to Calloway sales) setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.”

10. Section 6.02(b) of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“(b) concurrently with the delivery of the annual financial statements referred to in Section 6.01(a) and the quarterly financial statements delivered in connection with Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower.”

11. Section 6.02(e) of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“(e) within 45 days of the Borrower’s fiscal year end, the Borrower’s financial projections or budget by month for the following fiscal year, and a summary forecast covering the period up to and including maturity, in each case in form and content reasonably acceptable to Agent.”

12. Section 6.02(g) of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“(g) Within fifteen (15) days after the close of each calendar month, or more frequently upon a Triggering Event or Agent’s reasonable request, a copy of Borrower’s detailed accounts receivable aging and a Borrowing Base Certificate, executed by Borrower’s chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, accurately reporting the amounts of Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory, as the Borrowing Base may require.”

13. The sentence at the end of Section 6.10 of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of this Amendment, to read as follows:

“Permit representatives and independent contractors of Agent and each Lender to audit and appraise Borrower’s Accounts and Inventory, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, but not more frequently than (x) twice annually with respect to field examinations and (y) once annually with respect to appraisals (in addition to any audit and/or appraisal in connection with this Amendment); in each case, upon seven days advance written notice to Borrower, provided, however, that when a Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours, without advance notice, and more frequently than as set forth above.”

14. Section 6.12(a) of the Credit Agreement, effective beginning with the period ending July 31, 2007, hereby is amended and restated in its entirety to read as follows:

"(a) Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

(i) Seventy Million Dollars ($70,000,000); plus

(ii) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after April 30, 2007; plus

(iii) the net proceeds from any equity securities issued after the date of the Eighth Amendment.”

15. Section 6.12(b) of the Credit Agreement hereby is amended and restated in its entirety, effective from and after the date of the Eighth Amendment, to read as follows:

“(b) Borrowing Base Availability. Maintain at all times, a net difference between the Borrowing Base and Borrower’s aggregate obligations (including any reserves) under the Revolving Loan of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000); provided that, Borrower shall not be required to comply with this Section 6.12(b) after Borrower has achieved at least two (2) consecutive quarters of a Fixed Charge Coverage Ratio in excess of 1.10 to 1.00.

16. Section 6.12(e) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(e) Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Four Million Dollars ($4,000,000) in any single fiscal year on a consolidated basis; provided that, Borrower may dispose of the real property comprising, and the equipment used in connection with, Borrower’s distribution center located in Oceanside, California, and the net proceeds thereof may be (i) invested in like assets within two (2) years of such disposition and such investment shall be in addition to capital expenditures otherwise permitted under this Section 6.12(e), provided no Event of Default has occurred, is continuing or would result after giving effect to such investment; or (ii) applied by Borrower to reduce the outstanding Revolving Loan Advances.”

17. Section 6.12(g) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(g) Fixed Charge Coverage Ratio. Not to permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 commencing on the earlier of (i) the second consecutive fiscal quarter ended with a Fixed Charge Coverage Ratio in excess of 1.10 to 1.00; or (ii) July 31, 2008; provided that, (A) for the fiscal quarter ending July 31, 2007, the Fixed Charge Coverage Ratio shall be calculated on a trailing three (3) fiscal quarter basis; and (B) for the fiscal quarter ending October 31, 2007 and each fiscal quarter end thereafter, the Fixed Charge Coverage Ratio shall be calculated on a trailing four (4) fiscal quarter basis.”

18. Schedule 2.01 to the Credit Agreement hereby is replaced in its entirety with Schedule 2.01 attached hereto.

19. Exhibit C to the Credit Agreement is hereby replaced with Exhibit C attached hereto.

20. No course of dealing on the part of Lenders, Agent or its officers, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agent’s or Lenders’ failure at any time to require strict performance by Borrower of any provision of any Loan Document shall not affect any right of Lenders or Agent thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent, in accordance with the terms of the Credit Agreement.

21. The Credit Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or Lenders under the Credit Agreement, as in effect prior to the date hereof.

22. Borrower represents and warrants that the Representations and Warranties contained in the Credit Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

23. As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance satisfactory to Agent, the following:

(a) this Amendment, duly executed by Borrower;

(b) an amendment fee in the amount of $45,000 payable to Agent, which may be debited from any of Borrower’s accounts, $40,000 of which shall be for the ratable distribution to the Lenders;

(c) all reasonable Attorney Costs incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

24. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ASHWORTH, INC.

/s/Eric R. Hohl
By: Eric R. Hohl
Title: Chief Financial Officer

UNION BANK OF CALIFORNIA, N.A., as Agent

By: /s/Ruth Z. Edwards
Name: Ruth Z Edwards
Title: VP

UNION BANK OF CALIFORNIA, N.A., as U.K. Security

Trustee

By: /s/Ruth Z. Edwards
Name: Ruth Z Edwards
Title: VP

UNION BANK OF CALIFORNIA, N.A.., as a Lender

By: /s/Ruth Z. Edwards
Name: Ruth Z Edwards
Title: VP

[Signature Page to Eighth Amendment
to Revolving/Term Loan Credit Agreement]

[Signatures Continued Next Page]

COLUMBUS BANK AND TRUST

By: /s/Art Neville
Name: Art Neville
Title: Assistant Vice President

[Signature Page to Eighth Amendment
to Revolving/Term Loan Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Union Bank of California	$31,074,776.04	66%

Columbus Bank and Trust	6,008,217.96	34%

Total	$47,082,994.00	100.00%

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________________,

To: UNION BANK OF CALIFORNIA, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving/Term Loan Credit Agreement, dated as of July 6, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Ashworth, Inc. ( “Borrower”), Lenders from time to time party thereto, and UNION BANK OF CALIFORNIA, N.A., as Agent.

The undersigned Responsible Officer, solely in such capacity, hereby certifies as of the date hereof that he/she is the      of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01 (a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal month-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

(select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of      ,      .

ASHWORTH, INC.

By:
Name:
Title:

For the Month/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate

I. Section 6.12(a) –Tangible Net Worth.
A. Tangible Net Worth at Statement Date:
1. Total Assets:	$
2. Total Liabilities:	$
3. Total Net Intangibles:	$
4. Tangible Net Worth (Line I.A.1 less Line I.A.2 less line 1.A.3):	$
B. 1. $70,000,000, plus	$
2. the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after April 30, 2007, plus	$
3. the net proceeds from any equity securities issued after the date of the Eighth Amendment	$
4. Minimum Required Tangible Net Worth (I.B.1 plus I.B.2 plus I.B.3)	$
C. Excess (deficient) for covenant compliance (Line I.A.4 less I.B.4):	$
II. Section 6.12(d) – Lease and Rental Expense.
A. aggregate payments due under operating leases for personal property in connection with the Oceanside Distribution Center) for fiscal year ending	$
B. Maximum permitted lease expenses for fiscal year:		$1,950,000
C. Excess (deficiency) for covenant compliance (Line II.A – II.B):	$
III. Section 6.12(e) — Capital Expenditures.
A. Obligations incurred (including capital leases) for fixed assets during fiscal year to date	$
B. Maximum permitted capital expenditures ($4,000,000 in any single year; subject to reinvestment carve-out)	$
C. Excess (deficient) for covenant compliance (Line III.A – III.B):	$
IV. Section 6.12(g) – Fixed Charge Coverage Ratio
A. EBITDA
1. net income	$
2. less income or plus loss from discontinued operations and extraordinary items, plus	$
3. income tax expense, plus	$
4. depreciation, depletion and amortization, plus	$
5. interest expense	$
6. EBITDA (Line IV A 1 +/- 2 +3 + 4 + 5)	$
B. Non-Financed Capital Expenditures	$
C. Cash Income Taxes	$
D. Cash Interest Expense	$
E. Current Portion of Long Term Debt	$
F. Ratio [(sum of Line IV.A6 - B – C) ÷ (sum of Line IV.D + E)]		______:1.00
Minimum Required*: 1.10:1.00 *after the earlier of 2 consecutive quarters of FCCR at least 1.10:1.00 or July 31, 2008 but still required for purposes of calculating the Applicable Rate
V. Section 7.02(f) – Additional Investments
A. As of the date hereof amount of additional Investments	$
B. Maximum permitted at any time $1,000,000
VI. Section 7.06(d) – Stock Repurchases
A. As of the date hereof, amount of stock repurchases in current fiscal year	$
B. Maximum permitted in any fiscal year $1,000,000
VII. Section 7.03(e) – Additional capitalized lease and purchase money obligations
A. As of the date hereof, amount of capitalized lease and purchase money obligations	$
B. Maximum permitted in any fiscal year $3,000,000.